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                                                                 EXHIBIT 10.4(d)

                   [VENTANA MEDICAL SYSTEMS, INC. LETTERHEAD]



February 26, 1998


Mr. Jack W. Schuler
C/O Crabtree Partners
1419 Lake Cook Road
Suite 410
Deerfield, IL 60015

Dear Jack:

     This letter is to confirm the extension for an additional two years of the arrangement (the "Arrangement") under which you have agreed to devote a significant portion of your professional working time to the business and affairs of Ventana Medical Systems, Inc., ("Ventana" or the "Company").

     Under the extension of the Arrangement, you would receive a grant of a nonstatutory option to purchase 150,000 shares of Common Stock of the Company at an exercise price of $12.625 per share, the fair market value of the Company's Common Stock on the date that the extension of the Arrangement, as well as the grant of these additional options, was approved by the Company's Board of Directors. These options would vest on a cumulative monthly basis over 24 months commencing February 26, 1998; provided that during such 24 month vesting period you devote, on a cumulative average basis, at least 50% of your professional working time to matters related to the Company.

     Please acknowledge your agreement with the foregoing by signing the enclosed counterpart of this letter.

Very truly yours,


/s/ HANK PIETRASZEK
-------------------
Hank Pietraszek
President & CFO


          Acknowledged and agreed as of this 23rd day of April, 1998.

                            /s/  JACK W. SCHULER
                            -------------------------
                                 Jack W. Schuler